Exhibit 16.1

Armanino LLP 50 West San Fernando Street Suite 500 San Jose, CA 95113-2438 408 200 6400 main 408 200 6401 fax armanino.com

September 7, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of Tenon Medical, Inc. dated September 7, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Armanino LLP

Armanino LLP

San Jose, California